MASTER PURCHASE AGREEMENT

THIS MASTER PURCHASE AGREEMENT (this "Agreement") is made and entered on November 18, 2008, by and between Green Tulip, Inc., a Delaware corporation ("Purchaser"), and GPS Industries, Inc., a Nevada corporation ("Seller").

RECITALS

A. Seller, now and from time to time hereafter, may request that Purchaser purchase Equipment from Seller pursuant to this Agreement and lease the Equipment to third parties pursuant to an Equipment Lease.

B. Purchaser has agreed from time to time to purchase Equipment from Seller pursuant to this Agreement and lease the Equipment to third parties pursuant to an Equipment Lease, subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms.

Capitalized terms not defined elsewhere in this Agreement shall have the meaning set forth in Schedule 1 of this Agreement.

2. Purchase of Equipment.

(a) Seller hereby agrees to convey, sell, and deliver to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, upon the terms and conditions set forth in this Agreement, the Equipment described in one or more Purchase Supplements that may be executed and delivered from time to time by Seller and Purchaser. Each Purchase Supplement will be entered into pursuant to and conditioned upon the terms set forth in Schedule 2 of this Agreement or such other terms as are agreed upon in writing by Seller and Purchaser.

(b) This Agreement contains general terms and conditions that shall apply to each Purchase Supplement. Each Purchase Supplement will contain terms and conditions applying only to the Item of Equipment covered by that Purchase Supplement. Each Purchase Supplement shall be subject to all of the terms and conditions set forth in this Agreement. If there is any conflict between the terms of this Agreement and the terms of a Purchase Supplement, the terms of this Agreement shall control. Each Purchase Supplement shall constitute a separate purchase of the Item of Equipment subject thereto and shall be separately enforceable.

3. Payment Terms.

Purchaser shall pay Seller for each Item of Equipment in the amounts and on the dates specified in the related Purchase Supplement. The purchase price ("Purchase Price") for each Item of Equipment shall be directly debited from an account of Purchaser, unless otherwise determined by Purchaser in writing.

4. Seller's Warranties.

(a) Equipment. Seller has good and marketable title to, and is the owner of, the Equipment, free and clear of all of all liens, mortgages, security interests, leases, options, pledges, charges, covenants, conditions, restrictions and other encumbrances and claims of any kind or character whatsoever (collectively, "Encumbrances") (other than those Encumbrances which shall be released upon sale and delivery of each Item of Equipment to Purchaser). Upon execution of each Purchase Supplement, Purchaser will have good and marketable title to the Item of Equipment referred to in such Purchase Supplement, free and clear of all Encumbrances. The manufacture and sale of the Equipment by Seller, and the use and lease of the Equipment by Purchaser does not violate, infringe, misappropriate or misuse any intellectual property rights or trade secrets of any person.

(b) No Fraudulent Transfer. The transactions contemplated by this Agreement are not fraudulent to any of Seller's creditors, whether or not the creditor's claims arose before or after the execution of a Purchase Supplement or the occurrence of any such transaction. This Agreement is not being executed: (a) with actual intent to hinder, delay, or defraud any of Seller's creditors; or (b) without receiving a reasonably equivalent value in exchange for the consideration provided by Seller under this Agreement.

5. Maintenance of Equipment; Warranties; Event of Loss.

(a) Concurrently with the purchase of each Item of Equipment by Purchaser, Seller shall enter into a maintenance agreement (the "Maintenance Agreement") with the prospective lessee in which Seller agrees to properly service and maintain the Item of Equipment. Purchaser will provide in each Equipment Lease that the failure of the lessee to pay all fees owed under the Maintenance Agreement will constitute a default under the Equipment Lease.

(b) Notwithstanding anything to the contrary contained in Section 5(b), Seller agrees that regardless of terms of such Maintenance Agreement or the payment by prospective lessee of its payment obligations thereunder, Seller shall be responsible for all costs, expenses and obligations of every kind and nature incurred in connection with the use or operation of the Equipment which may arise or be payable during the life of the Equipment hereunder, whether or not such cost, expense or obligation is specifically referred to herein, provided that in the event the lessee fails to pay any fees owed under the Maintenance Agreement, Purchaser takes commercially reasonable efforts to exercise its remedies thereunder. Seller at all times shall maintain, service and repair any damage to the Equipment so as to keep the Equipment in good and efficient working order, condition and repair, ordinary and reasonable wear and tear resulting from proper use excepted, and make all inspections and repairs, including replacement of worn parts, to effect the foregoing and to comply with requirements of laws, regulations, rules and provisions and conditions of insurance policies. All replacements, repairs, improvements, alterations, substitutions and additions shall constitute accessions to the Equipment and title thereto shall vest in Purchaser, and shall be free of any and all liens. In performing its obligations under this Section, Seller will not treat the Equipment less favorably than similar equipment that it owns or leases.

(c) Seller assumes all risk of and shall indemnify and hold harmless Purchaser from and against all damage to and loss of the Equipment arising out of any action or omission in connection with the performance of its services under any Maintenance Agreement, whether or not such loss or damage is or could have been covered by insurance (an "Event of Loss"). Each party shall promptly give the other party written notice of any material loss or damage, describing completely and in detail the cause and the extent of loss and damage. Upon the occurrence of an Event of Loss, at its option, Seller shall: (i) repair or restore the damaged or lost Items of Equipment to good condition and working order; or (ii) replace the damaged or lost Items of Equipment with similar equipment of equal value in good condition and working order; or (iii) pay Purchaser in cash the higher of (A) the purchase price of the damaged or lost Items of Equipment, and (B) the full replacement value of the damaged or lost Items of Equipment within thirty (30) days following Seller's knowledge of such Event of Loss. Upon Seller's compliance with the foregoing, Purchaser shall pay or cause to be paid over to Seller the net proceeds of insurance, if any, with respect to such damage or loss.

6. Indemnification and Expenses.

(a) Seller agrees to and does hereby indemnify and hold Purchaser and any successor, assignee or secured party of Purchaser and any directors, officers, partners, managers, members, employees, persons controlling or controlled by and any agents or attorneys of any of the foregoing, on an after-tax basis harmless from and against any and all expense, liability or loss whatsoever, including, without limitation, reasonable legal fees and expenses, which may be asserted against or incurred in any manner by or for the account of any of the foregoing persons, relating to or in any way arising out of this Agreement, the Purchase Supplements or the Lease Documents or the purchase, ownership, delivery, installation, possession, lease, use, operation, removal, return, sale, disposition or condition of the Equipment hereunder or in connection herewith (including, without limitation, expense, liability or loss relating to or in any way arising out of injury to persons or property, patent or invention rights or strict liability in tort). Each party shall give the other party notice of any event or condition which requires indemnification by Seller hereunder, or any allegation of such event or condition, promptly upon obtaining knowledge thereof. Seller shall pay Purchaser, upon demand, all amounts due under this Section 6. All of the indemnities and agreements of Seller contained in this Section 6 shall survive and continue in full force and effect notwithstanding termination of this Agreement or of the lease of any or all Items of Equipment hereunder.

(b) Seller shall pay Purchaser, upon or prior to the execution of each Lease Document or any amendment thereto, all fees, costs and expenses, including reasonable attorneys' fees and costs, appraisal fees, lien searches and recording fees, incurred by Purchaser in connection with the preparation, negotiation, execution and delivery of such Lease Document or amendment thereto. Seller shall pay all fees, costs and expenses of Purchaser, including reasonable attorneys' fees and costs, relating to or arising from: (i) the exercise or enforcement of any of the rights of Purchaser under the Lease Documents; (ii) any failure by Seller or any third party to perform or observe any of the provisions of this Agreement or the Lease Documents; (iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Purchaser, Seller or any other Person naming Purchaser as a party) in any way relating to this Agreement or any Lease Documents, Seller's affairs or the transactions contemplated herein, except to the extent such costs and expenses are for reimbursement of amounts paid to Purchaser in connection with

any action resulting in a final, non-appealable judgment in Seller's favor against Purchaser by a court of competent jurisdiction; (iv) any consultation required by Purchaser, between Purchaser and its accountants, attorneys or agents reasonably relating to the provisions of this Agreement or any of the Lease Documents; (v) any attempt to enforce any rights of Purchaser against Seller or any other Person which may be obligated to Purchaser by virtue of this Agreement or any of the Lease Documents; and (vi) all other fees and expenses of Purchaser referred to or necessitated by the terms of this Agreement and the Lease Documents, and the performance hereof.

7. Right of First Refusal.

(a) Until the earlier of: (x) the third anniversary of the date hereof; and (ii) Purchaser and its affiliates execute at least 100 Purchase Supplements, Seller shall not permit any third party to provide equipment or lease financing services for any of its equipment or personal property, except as provided in this Section 7. In the event Seller or any of its subsidiaries desires for any third party to provide equipment or lease financing services for any of its equipment or personal property, Seller must first offer Purchaser and its affiliates in writing the right to provide such financing services for such equipment or personal property (the "Financing Offer"). Each Financing Offer shall be consistent with the terms of this Agreement and be accompanied by the proposed terms of the Financing Offer and each of the other materials and information set forth on Schedule 2 hereof.

(b) Purchaser and its affiliates shall have the exclusive right, but not the obligation, within the first five (5) Business Days after receipt of each Financing Offer, to provide financing services pursuant to the terms of such Financing Offer, and Seller shall have the obligation, if so requested by Purchaser and its affiliates, to use Purchaser and its affiliates to provide financing services pursuant to such Financing Offer. The failure of Purchaser and its affiliates to accept any Financing Offer within such 5-Business Day period shall constitute the rejection of such Financing Offer by the Purchaser and its affiliates.

(c) If Purchaser and its affiliates reject or fail to accept a Financing Offer within the 5-Business Day period provided herein, Seller may engage a third party to provide equipment or lease financing services for the equipment or personal property identified within such Financing Offer strictly in accordance with the terms of such Financing Offer during the 20-Business Day period following the earlier of (i) the rejection of such Financing Offer or (ii) the expiration of such Financing Offer without acceptance by Purchaser or its affiliates. If the Seller does not obtain financing services from a third party for such equipment or personal property pursuant to the terms of such Financing Offer during said 20-Business Day period, the Seller must re-offer the right to provide financing services for such equipment or personal property to the Purchaser and its affiliates in accordance with this Section 7.

8. Events of Default; Remedies.

(a) Events of Default. The occurrence of any of the following shall constitute an event of default ("Event of Default"): (i) default in the performance of any of Seller's agreements in this Agreement (and not constituting an Event of Default under any of the other clauses of this paragraph) and continuance of such default for 30 days after the occurrence

thereof; (iii) any representation or warranty made by Seller in this Agreement is untrue in any material respect, or any statement, report, schedule, notice, or other writing furnished by Seller to Purchaser in connection herewith is untrue in any material respect on the date as of which the facts set forth therein are stated or certified; (iii) Seller shall be in default in paying or performing any obligation, term, provision or condition (including the existence of an event of default thereunder) contained in any agreement with Purchaser or any affiliate of Purchaser after any applicable cure period; (iv) Seller becomes insolvent, generally fails to pay its debts as they become due in the ordinary course or admits in writing its inability to pay its debts as they mature, or applies for, consents to or acquiesces in the appointment of a trustee or a receiver for Seller or any of its properties; or, in the absence of such application, consent or acquiescence, a trustee or receiver is appointed for Seller for a substantial part of its properties, and is not discharged within 30 days; or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law or any dissolution or liquidation proceeding is instituted by or against Seller, and, if instituted against Seller, is consented to or acquiesced in or remains for 30 days undismissed, or Seller shall make an assignment for the benefit of creditors; (v) Seller winds up, dissolves, liquidates or otherwise terminates its legal existence, ceases to conduct business, or consolidates with or merges with or into any entity or Seller sells, leases or otherwise transfers all or substantially all of its assets to any entity, or incurs a substantial amount of indebtedness other than in the ordinary course of its business, or engages in a leveraged buy-out or any other form of corporate reorganization; and (vi) there is material adverse change in the business, operations, prospects, properties or financial condition of Seller, as determined by Purchaser in its sole discretion. Within three Business Days after knowledge thereof shall have come to any officer of Seller, Seller shall provide to Purchaser written notice of the occurrence of any Event of Default or the existence of any condition which would, with notice or the passage of time or both, constitute an Event of Default.

(b) Effect on Seller's Obligation. Upon the occurrence of an Event of Default, Purchaser shall have no further obligation to Seller to purchase Equipment.

(c) Remedies. Upon the occurrence of an Event of Default as provided above, Purchaser may at its option proceed by appropriate court action or actions, either at law or in equity, to enforce performance by Purchaser of the applicable covenants of this Agreement and any applicable Purchase Supplement or to recover damages for the breach thereof. Purchaser's rights and Seller's duties shall in no way be affected by Purchaser's inspection of, or failure to inspect, the Equipment or any unit thereof or any of the documents referred to in this Agreement or by Purchaser's failure to inform Seller of any failure to comply with any of Seller's obligations under this Agreement. Seller hereby waives any right to assert that Purchaser cannot enforce this Agreement or that this Agreement is invalid because of any failure of Purchaser to qualify to do business in any jurisdiction.

9. Rights Cumulative.

Unless otherwise expressly provided in this Agreement, all rights and remedies of Seller are concurrent and cumulative. The exercise or partial exercise of any remedy shall not restrict Purchaser from further exercise of that remedy or any other remedy. All rights, powers and remedies of the parties hereto shall survive the termination of this Agreement.

10. Purchaser's Right to Perform.

If Seller fails to perform any obligations required by this Agreement and or the Lease Documents after any applicable cure period, Purchaser may make such payments or perform such obligations for the account of Seller without thereby waiving such Event of Default (but must provide written notice to Seller). The amount of any such payment and Purchaser's costs and expenses, including, without limitation, reasonable legal fees and expenses in connection therewith and with such performance, shall thereupon be and become payable by Seller to Purchaser upon demand.

11. Further Assurances.

Seller agrees, at its expense, promptly upon Purchaser's written request, to execute, acknowledge and deliver such instruments, and to take such other action, as may reasonably be necessary in the opinion of Purchaser to protect Purchaser's interests.

12. Survival.

The representations and warranties of Seller in this Agreement shall survive the execution and delivery of this Agreement hereunder, and the indemnities and obligations contained in this Agreement shall survive the expiration or earlier termination of this Agreement.

13. Assignment.

Seller will not, without Purchaser prior written consent, sell, assign, or transfer all or any part of its interests in or to this Agreement.

14. Notices.

All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery or refusal of delivery, if delivered in person, (ii) one (1) Business Day (defined below) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Seller:	GPS Industries, Inc. 1358 Fruitvlle Road, Suite 210 Sarasota, Florida 34236 Attention: Chief Executive Officer
With a copy to:	Troy Gould 1801 Century Park East, Suite 1600 Los Angeles, CA 90067 Attention: David L. Ficksman, Esq. Facsimile No.: (310) 789-1490
If to Purchaser:	Green Tulip, Inc.

1348 Fruitville Road, Suite 301
Sarasota, FL 34236-4953
Attention: Sam Degan

With a copy to: Jeffrey A. Hechtman, Esq.
Horwood Marcus & Berk, Chtd.
180 North LaSalle Street – Suite 7300
Chicago, IL 60601
Telephone No.: (312) 606-3231
Facsimile No.: (312) 264-2548

or addressed as such party may from time to time designate by written notice to the other parties.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

15. Miscellaneous.

(a) Entire Agreement; Amendment. This Agreement, all Purchase Supplements, and the Loan Agreement executed and delivered from time to time by Seller and Purchaser contain the entire understanding of Seller and Purchaser. References herein to this "Agreement" shall be deemed to include this Agreement together with all such Purchase Supplements except where the context otherwise requires; and the terms "hereunder," "herein" and similar terms shall refer to this Agreement and not to any particular Section or provision of this Agreement. No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless in writing and signed by Seller and Purchaser.

(b) Governing Law; Construction. This Agreement has been delivered for acceptance by Seller in the State of New York, and shall be governed by the internal laws of the State of New York, without regard to the conflict of laws provisions thereof, and shall be binding upon and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns. Seller and Purchaser have been represented by or have had the opportunity to be represented by counsel of their choosing in connection with the execution and delivery of this Agreement. Seller and Purchaser intend that this Agreement be deemed to have been prepared by all of the parties and that no party shall be entitled to the benefit of any favorable interpretation or construction of any term or provision hereof under any rule or law.

(c) Severability. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law; but if any provision hereof or the application thereof to any party or circumstance is prohibited by or invalid under applicable law, then such provision shall be deemed severable from the remaining provisions of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

(d) Pronouns and Headings. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction. The headings, titles, and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

(e) Waiver. No waiver by Seller of any breach or default shall constitute a waiver of any other breach or default by Purchaser or waiver of any of Seller's rights hereunder. No purported waiver by Seller of any right, remedy, option, breach or default shall be binding unless in writing and signed by an officer of Seller.

(f) Counterparts and Facsimile Signatures. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as a single instrument. Execution and delivery of this Agreement by exchange of facsimile or other electronic copies bearing the facsimile or other electronic signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Any such facsimile copies shall constitute enforceable original documents.

(g) Jury Trial; Venue; Jurisdiction. PURCHASER WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (I) UNDER THIS AGREEMENT, THE PURCHASE SUPPLEMENTS OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT WHICH MAY BE DELIVERED IN THE FUTURE IN CONNECTION WITH THIS AGREEMENT OR (II) ARISING FROM THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE PURCHASE SUPPLEMENTS, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. PURCHASER IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT OR THE PURCHASE SUPPLEMENTS SHALL BE LITIGATED ONLY IN COURTS HAVING SITUS WITHIN NEW YORK CITY, NEW YORK. PURCHASER HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY AND STATE. PURCHASER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE VENUE OF ANY SUCH ACTION OR PROCEEDING.

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IN WITNESS WHEREOF Seller and Purchaser have executed this Agreement as of the date and year first above written.

SELLER:

GPS INDUSTRIES, INC.

By: ______________________

Its: CEO

PURCHASER:

GREEN TULIP, INC.

By: ______________________

Its: ______________________

IN WITNESS WHEREOF Seller and Purchaser have executed this Agreement as of the date and year first above written.

SELLER:

GPS INDUSTRIES, INC.

By: ______________________________
Its: ______________________________

PURCHASER:

GREEN TULIP, INC.

By: ______________________________ Masoud Sangi
Its: president

502796/1/12079.001

SCHEDULE 1

DEFINED TERMS

(a) "Additional Costs" shall mean, with respect to any Equipment, any freight, shipping, handling, installation, consulting, taxes and all other charges associated with the purchase therewith.

(b) "Agreement" shall mean this Agreement.

(c) "Business Day" shall mean any day that is not a Saturday or Sunday or a legal holiday in the State of Illinois.

(d) "Equipment" shall mean the equipment or other personal property covered by a Purchase Supplement, together with all components, parts, additions, accessions, attachments and substitutions therefor and replacements thereof.

(e) "Equipment Lease" shall mean each equipment lease agreement between Purchaser and a third party concerning an Item of Equipment.

(f) "Event of Default" has the meaning set forth in Section 8.

(g) "Event of Loss" shall have the meaning set forth in Section 5.

(h) "Financing Offer" shall have the meaning set forth in Section 7(a).

(i) "Indemnified Party" has the meaning set forth in Section 6(a).

(j) "Item of Equipment" shall mean any individual item of Equipment.

(k) "Purchase Price" shall have the meaning set forth in Section 3.

(l) "Purchase Supplement" shall mean each schedule for an Item of Equipment entered into between Seller and Purchaser pursuant to this Agreement, as amended from time to time.

(m) Lease Application. The term "Lease Application" shall mean any application completed by a third-party and delivered to the Seller for the leasing of Equipment, together with all financial information provided by the applicant.

(n) "Lease Documents" shall mean the Equipment Lease, the Maintenance Agreement, and all other documents, schedules, exhibits, instruments and agreements attached hereto or thereto, or delivered in connection therewith, as the same are hereafter amended from time to time.

(o) "Loan Agreement" shall mean that certain Loan Agreement dated of even date herewith, by and between Purchaser and Green Tulip Enterprises Ltd., a B.V.I. company which is an affiliate of Seller.

(p) Maintenance Agreement. The term "Maintenance Agreement" shall mean an agreement between Purchaser or its assignee and a third party providing for the service and maintenance of the Equipment listed on the corresponding Purchase Supplement.

(q) "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise, including without limitation any instrumentality, division, agency, body or department thereof).

SCHEDULE 2

CONDITIONS PRECEDENT TO PURCHASE OF EQUIPMENT

Seller shall provide Purchaser prior written notice of any proposed purchase of an Item of Equipment pursuant to this Agreement and lease of such Item of Equipment pursuant to an Equipment Lease. The notice shall contain:

1. A description of the equipment to be purchased;

2. The Purchase Price of such Item of Equipment and any related Additional Costs that Purchaser is requesting Seller to pay in connection with the purchase of such Item of Equipment;

3. The location where such Item of Equipment will be installed and any additional information requested by Seller;

4. A copy of the following documents, which documents shall be in scope and substance satisfactory to Purchaser in Purchaser's sole discretion:

    a. Lease Application;

    b. Equipment Lease; and

    c. Maintenance Agreement.

The purchase of any Item of Equipment shall be conditioned upon Purchaser's approval of the terms in such notice and the form of the above documents. Seller shall provide Purchaser with financial information pertaining to prospective lessees, as may be requested by Purchaser, in connection with Purchaser's assessment of the creditworthiness of such prospective lessees. Notwithstanding anything to the contrary, Purchaser will have the right, in its sole and absolute discretion, to refuse to purchase any Item of Equipment which Purchaser deems unacceptable for any reason.

Notwithstanding any provision of this Agreement, Purchaser shall not be required to purchase any Item of Equipment from Seller pursuant to this Agreement unless the following conditions shall have occurred:

(1) Purchase Supplement. Seller shall have executed and delivered to Purchaser the Purchase Supplement with respect to such Item of Equipment.

(2) Lease Agreements. The lessee of the Item of Equipment shall have executed and delivered to Purchaser an Equipment Lease such Item of Equipment, and shall have executed and delivered to Seller a Maintenance Agreement (which Maintenance Agreement shall be executed by Seller, and a copy delivered to Purchaser).

(3) Additional Documents. Seller and/or the lessee of the Item of Equipment shall have executed and/or delivered to Purchaser all other instruments, documents and certifications

as Purchaser reasonably may request, including without limitation lien searches on the lessee and any other relevant entities, evidence of insurance with respect to the Item of Equipment, bills of sale, and instruments and documents to implement, perfect or continue the perfection of Seller's rights and remedies as owner of the Item of Equipment, including Uniform Commercial Code financing statements for the lessee.

(4) Event of Default. No Event of Default, or any event which, with notice or lapse of time, or both, would constitute an Event of Default, shall have occurred.

(5) Adverse Changes. No material adverse change in the financial condition or affairs of Seller, as determined in Purchaser's sole discretion, shall have occurred.

(6) Litigation. No litigation or governmental proceeding shall have been instituted against Seller that adversely affects the financial condition or continued operation of Seller, as determined by Purchaser in its sole discretion.

(7) Representations and Warranties. No representation or warranty contained herein or in any agreement between Seller and Purchaser or any affiliate of Purchaser shall be untrue or incorrect.